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                                                                     Exhibit 4.1

                      AMENDED AND RESTATED FIXED RATE NOTE

$110,000,000.00                                                   March 30, 2007

     FOR VALUE RECEIVED, RAMCO JACKSONVILLE LLC, a Delaware limited liability company ("Maker"), having its principal place of business at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, promises to pay to the order of JPMORGAN CHASE BANK, N.A., a national banking association, its successors or assigns ("Payee") at the office of Payee or its agent, designee or assignee at 270 Park Avenue, New York, New York 10017, or at such place as the holder hereof may from time to time designate in writing, the principal sum of ONE HUNDRED TEN MILLION AND NO/100 DOLLARS ($110,000,000.00) in lawful money of the United States of America with interest thereon to be computed on the unpaid principal balance from time to time outstanding from the date of this Note (herein so called) at the Applicable Interest Rate (hereinafter defined). The term "Applicable Interest Rate" as used in this Note shall mean a rate of 5.4355% per annum.

     This Amended and Restated Fixed Rate Note (this "Note") evidences the new and additional indebtedness of $31,227,625 and also the existing indebtedness of $78,772,375 previously evidenced by, the bonds, notes or obligations, including any supplemental or replacement notes, if any, secured by those certain mortgages described on Exhibit A hereto (the "Existing Indebtedness") to Payee; it being the intention of this Note that it shall constitute both a renewal, extension and modification, amendment and restatement of the terms of payment of such Existing Indebtedness and also an expression of the terms of payment of such new and additional indebtedness.

     1. (i) Payment Terms. The principal and interest of this Note shall be payable as follows:

          (a) Maker shall pay a payment of interest only on the Loan Amount (defined herein) on the date hereof for the period from the date hereof through the last day of April, 2007, both inclusive;

          (b) Maker shall pay monthly interest only payments on the Loan Amount calculated in accordance with terms hereof commencing on the first (1st) day of May, 2007 (the "First Payment Date"), and on the first (1st) day of each calendar month thereafter up to and including the first (1st) day of March, 2017, each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate;

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Note: This Note (defined herein) is a renewal of a note as to which all documentary stamp and intangible taxes have been paid. The principal amount of such note is $78,772,375, of which $56,222,900.60 has been advanced and is outstanding. Documentary stamp taxes in the amount of $275,703.40 and intangible taxes in the amount of $157,544.80 were paid at the time of recordation of the Mortgage recorded in Official Records Book 12586, Page 500 of the Public Records of Duval County, Florida and Final Amendment recorded in Official Records Book 13829, Page 802, of the Public Records of Duval County, Florida. The original note as amended is attached to this Note. Documentary stamps in the amount of $109,296.95 and intangible tax in the amount of $62,455.25 are due and being simultaneously paid with the recording of the Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing securing this Note.

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          (c) The balance of the outstanding principal sum and all interest thereon shall be due and payable on the first (1st) day of April, 2017 (the "Maturity Date").

          Each monthly payment date described in Sections 1(b) above, including, without limitation, the First Payment Date, shall be referred to hereinafter as a "Payment Date" and each monthly payment described in Sections 1(b) above shall be referred to hereinafter as a "Monthly Installment." As used herein, "Loan Amount" shall mean, at any given time, the outstanding principal balance of the Loan.

          Interest on the outstanding principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in each Interest Period (as defined below) by a daily rate based on a three hundred sixty (360) day year. In computing the number of days during which such interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the first Business Day immediately following such due date. The term "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

     In the absence of a specific determination by Payee to the contrary, all payments paid by Maker to Payee in connection with the obligations of Maker under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Payee pursuant to this Note or the other Loan Documents; (b) to the portion of accrued but unpaid interest accruing on this Note; and (c) to the unpaid principal balance of this Note. Maker irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Payee from or on behalf of Maker, and Maker irrevocably agrees that Payee shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Maker in such order of priority as Payee may deem advisable.

     (ii) Advances.

          (a) INITIAL ADVANCE. On the date hereof, Payee shall make an advance of Loan proceeds to Maker, which when added to the principal balance of the Existing Indebtedness outstanding on the date hereof, will equal the amount of SEVENTY-FIVE MILLION AND 00/100 DOLLARS ($75,000,000).

          (b) SECOND ADVANCE. On or before April 30, 2007, Payee shall make an advance of the remaining Loan proceeds to Maker in the amount of THIRTY-FIVE MILLION AND 00/100 DOLLARS ($35,000,000) (the "Second Advance"), provided that the following conditions are met:

               (1) no Event of Default has occurred and is continuing;

               (2) Maker provides Payee written notice of its request for the Second Advance five (5) days prior to the date upon which Maker requires the Second Advance be made by Payee;


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               (3) Maker shall provide to Payee (A) a signed authorization to obtain credit reports and searches, current financial statements showing net worth and liquidity, a signed certification of financial condition, and any other information necessary for Payee to run its customary credit and background verifications on Jacksonville River City Partners LLC, a Florida limited liability company ("Jacksonville") and any direct or indirect owners of Jacksonville that own greater than 20% direct or indirect interest in Jacksonville, which credit information and searches shall be satisfactory to Payee in Payee's sole discretion or (B) evidence reasonably satisfactory to Payee that on or before the occurrence of the Second Advance, Ramco-Gershenson Properties, L.P., a Delaware limited partnership, will acquire and own 100% of the direct ownership interests in Maker;

               (4) Maker shall deliver (I) (A) the Occupancy Reserve Funds and Holdback Reserve Funds required to be delivered pursuant to Sections 6(a) and (b) of the Mortgage or (B) guarantees in lieu of the Reserve Funds pursuant to Section 6(c) of the Mortgage and (II) the completion guarantee required to be delivered pursuant to Section 6(d) of the Mortgage;

               (5) Maker shall deliver to Payee a revised substantive nonconsolidation opinion in form and substance as agreed to by Payee on the date hereof; provided, however, if Jacksonville remains a direct or indirect owner of Borrower, such opinion shall be revised to reflect the necessary facts, pairings and discussions and such other matters as are reasonably required by Payee in connection with Jacksonville's and its affiliates' direct and/or indirect ownership interests in Maker;

               (6) Maker shall deliver to Payee a Restricted Account Agreement (as defined in the Mortgage), acceptable to Lender, from Bank of America, N.A. or another Eligible Institution (as defined in the Mortgage) acceptable to Payee; and

               (7) Maker shall pay all costs and expenses incurred by Payee in connection with the disbursement of the Second Advance by Payee.

          (c) Notwithstanding the foregoing or anything herein to the contrary, in the event for any reason the Second Advance does not occur, Maker still must deliver to Payee the items set forth in Sections 1(ii)(b)(3), (4), (5), and (6) above and shall pay for any and all costs and expenses incurred by Payee in connection with the same on or before April 30, 2007.

          (d) In the event the Second Advance does not occur on or before April 30, 2007, Payee shall no longer have any obligation to make the Second Advance to Maker. Furthermore, after the occurrence of a Secondary Market Transaction, Payee shall not make any Second Advance to Maker; provided, that, no Secondary Market Transaction shall occur on or before April 30, 2007.

     2. Interest Period. The term "Interest Period" shall mean the period beginning and including the first (1(st)) day of a calendar month through and including the last day of such calendar month.


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     3. Default and Acceleration. The whole of the outstanding principal sum of this Note, together with all interest accrued and unpaid thereon, and all other sums due under the Mortgage (hereinafter defined), the Loan Documents (as hereinafter defined) and this Note, including, without limitation, any Prepayment Consideration (as hereinafter defined) or Yield Maintenance Premium (as hereinafter defined) (all such sums hereinafter collectively referred to as the "Debt") shall without notice become immediately due and payable at the option of Payee if any payment due on the Maturity Date is not paid on such date or if any other payment required in this Note is not paid on or before the date when due, or if any Event of Default (as defined in the Mortgage) occurs and is continuing, or on the happening of any other default and continuance thereof, after the expiration of any applicable notice and grace periods, herein or under the terms of the Mortgage or other Loan Documents (hereinafter collectively an "Event of Default"), and further provided that the Debt shall automatically become immediately due and payable, without notice or any exercise of any option on the part of Payee, if an Event of Default of the type set forth in Section 22(g) of the Mortgage occurs with respect to Maker. All of the terms, covenants and conditions contained in the Mortgage and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Maker also agrees to pay reasonable attorneys' fees for the services of such counsel whether or not suit be brought. Acceleration of Debt as set forth in this section constitutes an involuntary prepayment for which the Yield Maintenance Premium provided for elsewhere herein shall be due and payable. This provision was specifically bargained for as consideration for the extension of credit based upon the interest rate granted by Payee.

     4. Default Interest. Maker does hereby agree that upon the occurrence and continuance of an Event of Default or upon the failure of Maker to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid outstanding principal sum at the rate of the lesser of (a) the maximum rate permitted by applicable law, or (b) five percent (5%) above the Applicable Interest Rate (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default. In the event the Default Rate is above the maximum rate permitted by applicable law, the Default Rate shall be the maximum rate permitted by applicable law.

     5. Prepayment; Defeasance.

          (a) The outstanding principal balance of this Note may not be prepaid in whole or in part prior to December 1, 2016 (the "First Open Prepayment Date").

          (b) After the date which is the earlier to occur of (i) the second
(2nd) anniversary of the "start-up day" (within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code")), of the "real estate investment conduit" ("REMIC") of the REMIC Trust established in connection with the last Securitization (as defined in the Mortgage) involving any portion of this Loan or (ii)


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a Payment Date on or after that date which is three (3) years after the date of this Note (the "Release Date"), and prior to the First Open Prepayment Date, Maker may voluntarily defease the Debt in whole, but not in part (such event, a "Total Defeasance"), by providing Payee with the Total Defeasance Collateral (as defined below) producing payments which replicate the Scheduled Total Defeasance Payments (as defined below), provided that any Total Defeasance by Maker shall be subject to the satisfaction of the following conditions precedent and other provisions below:

               (1) Maker shall provide not less than thirty (30) days prior written notice to Payee, specifying the date on which the Total Defeasance is to occur (the "Total Defeasance Date"). Such notice shall indicate the principal amount of this Note to be defeased;

               (2) Maker shall pay to Payee all accrued and unpaid interest on the outstanding principal balance of this Note to, but not including, the Total Defeasance Date;

               (3) Maker shall pay to Payee all other sums, not including scheduled interest or principal payments, due under this Note, the Mortgage, and the other Loan Documents;

               (4) Maker shall deliver to Payee an amount equal to the full outstanding principal amount of this Note together with an additional amount such that the aggregate amount (the "Total Defeasance Deposit") is at least sufficient to purchase direct, non-callable obligations of the United States of America (the "Total Defeasance Collateral") that provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Total Defeasance Date upon which interest and/or principal payments are due under this Note through and including the First Open Prepayment Date and in amounts equal to the scheduled payments due on such dates, including, on the First Open Prepayment Date, the outstanding principal balance of this Note, together with all interest accrued thereon and all other sums then due and owing upon this Note and under the Loan Documents (the "Scheduled Total Defeasance Payments");

               (5) Maker shall deliver to Payee on or prior to the Total Defeasance Date the following: (a) an executed security agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Total Defeasance Deposit and the Total Defeasance Collateral; (b) an opinion of counsel for Maker in form and substance satisfactory to Payee in its sole discretion stating, among other things, that Maker has legally and validly transferred and assigned the Total Defeasance Collateral and all obligations, rights and duties under and to this Note to the Successor Borrower (as defined below); that Payee has a perfected first priority security interest in the Total Defeasance Deposit and the Total Defeasance Collateral delivered by Maker, and that any REMIC trust formed pursuant to
     Section 860D of the Code that holds this Note will not fail to maintain its status as a REMIC within the meaning of Section 860D of the Code as a result of such Total Defeasance; (c) a certificate of Maker certifying that all requirements relating to defeasance set forth in this Note and any other Loan Documents


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     have been satisfied; (d) evidence in writing from each of the Rating
     Agencies (as defined below) to the effect that the Total Defeasance will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to the Total Defeasance Date for any securities or "Pass-Through Certificates" issued pursuant to the terms of a trust and servicing agreement in the event that this Note or any interest therein is included in a REMIC or other securitization vehicle; (e) a certificate from an independent certified public accounting firm selected by Maker and approved by Payee certifying that the Total Defeasance Collateral is sufficient to satisfy the payments required under this Note as described above; (f) such other opinions as are customarily required in connection with a defeasance at the time of such Total Defeasance; and (g) such other certificates or instruments and Payee may reasonably request;

               (6) Maker shall deliver such other certificates, documents and instruments as Payee may reasonably request; and

               (7) Maker shall pay all actual costs and expenses to Payee incurred in connection with the Total Defeasance, including any costs and expenses associated with a release of the lien of the Mortgage as provided below as well as reasonable accountants' and attorneys' fees and expenses.

          (c) For purposes hereof, "Rating Agencies" shall mean, collectively,
(i) Standard and Poor's Rating Services, (ii) Moody's Investors Service, Inc.,
(iii) Fitch Ratings. (or its affiliates), and (iv) any other rating agency designated by Payee, and the respective successors and assigns of each.

          (d) In connection with each Total Defeasance, Maker hereby appoints Payee as its agent and attorney-in-fact for the purpose of using the Total Defeasance Deposit to purchase the Total Defeasance Collateral. Notwithstanding the foregoing or anything herein to the contrary, Maker may purchase the Total Defeasance Collateral with the Total Defeasance Deposit and deliver to Payee the Total Defeasance Collateral in lieu of the Total Defeasance Deposit. Maker, pursuant to the Defeasance Security Agreement (defined herein) or other appropriate document, shall authorize and direct that the payments received from the Total Defeasance Collateral may be made directly to the account maintained by, or for the benefit of, Payee (unless otherwise directed by Payee) and applied to satisfy the obligations of Maker or Successor Borrower under this Note. If the entire Note has been defeased and the conditions precedent listed above and all other terms and conditions set forth herein have been satisfied, the Property shall be released from the lien of the Mortgage and the Total Defeasance Collateral, pledged pursuant to the Defeasance Security Agreement, shall be the sole source of collateral securing this Note. In connection with the release of the lien, Maker shall submit to Payee, not less than ten (10) days prior to the Total Defeasance Date, a release of lien for the Mortgage and related Loan Documents (including any guaranty) for execution by Payee. Such release shall be in form appropriate in the jurisdiction in which the Property is located and satisfactory to Payee in its sole discretion. In addition, Maker shall pay all recording costs, fees and expenses associated with recording the release of lien. Maker shall provide all other documentation Payee reasonably requires to be delivered by Maker in connection with such release, together with a certificate certifying that such documentation (i) is in compliance with all applicable laws, and (ii) will effect such release in accordance with the terms of this Note.


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          (e) Provided no Event of Default shall have occurred and remain uncured, Maker shall have the right at any time after the Release Date and prior to the First Open Prepayment Date to voluntarily defease a portion of the Loan in such amount as is requested by Maker (the "Partial Defeasance Amount") by providing Payee with the Partial Defeasance Collateral (defined below) producing payments which replicate the Scheduled Partial Defeasance Payments (as defined below) (such event, a "Partial Defeasance") upon satisfaction of the following conditions precedent:

               (1) Maker shall provide Payee not less than thirty (30) days notice (or a shorter period of time if permitted by Payee in its sole discretion) but not more than ninety (90) days notice specifying a date (the "Partial Defeasance Date") on which the Partial Defeasance is to occur. Such notice shall indicate the Partial Defeasance Amount;

               (2) Maker shall pay to Payee all accrued and unpaid interest on the outstanding principal balance of this Note to, but not including, the Partial Defeasance Date;

               (3) Maker shall deliver to Payee an amount equal to the full outstanding principal amount of the Defeased Note (defined below) together with an additional amount such that the aggregate amount (the "Partial Defeasance Deposit") is at least sufficient to purchase direct, non-callable obligations of the United States of America (the "Partial Defeasance Collateral") that provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Partial Defeasance Date upon which interest and/or principal payments are due under the Defeased Note through and including the First Open Prepayment Date and in amounts equal to the scheduled payments due on such dates, including, on the First Open Prepayment Date, the outstanding principal balance of the Defeased Note, together with all interest accrued thereon and all other sums then due and owing upon the Defeased Note and under the Loan Documents (the "Scheduled Partial Defeasance Payments");

               (4) Payee shall prepare and Maker shall execute all necessary documents to amend and restate this Note and issue two substitute notes, one note having a principal balance equal to the Partial Defeasance Amount (the "Defeased Note"), and the other note having a principal balance equal to the excess of (A) the original principal amount of the Loan, over (B) the amount of the Defeased Note (the "Undefeased Note"). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance; and, in connection therewith, the monthly payment and the amount of each such payment applied to interest and/or principal thereafter shall be divided between the Defeased Note and the Undefeased
     Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an affiliate of Maker is established pursuant to Section 5(f). A Defeased Note may not be the subject of any further defeasance;


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               (5) Maker shall execute and deliver to Payee a security
     agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Partial Defeasance Deposit and the Partial Defeasance Collateral;

               (6) Maker shall deliver to Payee on or prior to the Partial Defeasance Date the following: (a) an executed security agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Partial Defeasance Deposit and the Partial Defeasance Collateral; (b) an opinion of counsel for Maker in form and substance satisfactory to Payee in its sole discretion stating, among other things, that Maker has legally and validly transferred and assigned the Partial Defeasance Collateral and all obligations, rights and duties under and to this Note to the Successor Borrower; that Payee has a perfected first priority security interest in the Partial Defeasance Deposit and the Partial Defeasance Collateral delivered by Maker, and that any REMIC trust formed pursuant to Section 860D of the Code that holds this Note will not fail to maintain its status as a REMIC within the meaning of Section 860D of the Code as a result of such Partial Defeasance; (c) a certificate of Maker certifying that all requirements relating to defeasance set forth in this Note and any other Loan Documents have been satisfied; (d) evidence in writing from each of the Rating Agencies to the effect that the Partial Defeasance will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to the Partial Defeasance Date for any securities or "Pass-Through Certificates" issued pursuant to the terms of a trust and servicing agreement in the event that this Note or any interest therein is included in a REMIC or other securitization vehicle; (e) a certificate from an independent certified public accounting firm selected by Maker and approved by Payee certifying that the Partial Defeasance Collateral is sufficient to satisfy the payments required under this Note as described above; (f) such other opinions as are customarily required in connection with a defeasance at the time of such Partial Defeasance; and (g) such other certificates or instruments as Payee may reasonably request;

               (7) Maker shall deliver such other certificates, documents and instruments as Payee may reasonably request; and

               (8) Maker shall pay all actual costs and expenses to Payee incurred in connection with the Partial Defeasance, as well as reasonable accountants' and attorneys' fees and expenses.

          In connection with each Partial Defeasance, Maker hereby appoints Payee as its agent and attorney-in-fact for the purpose of using the Partial Defeasance Deposit to purchase the Partial Defeasance Collateral. Notwithstanding the foregoing or anything herein to the contrary, Maker may purchase the Partial Defeasance Collateral with the Partial Defeasance Deposit and deliver to Payee the Partial Defeasance Collateral in lieu of the Partial Defeasance Deposit. Maker, pursuant to the Defeasance Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Partial Defeasance Collateral may be made directly to the account maintained by, or for the benefit of, Payee (unless otherwise directed by Payee) and applied to satisfy the obligations of Maker or Successor Borrower under this Note


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          (f) Maker shall form a special-purpose bankruptcy remote entity (the
"Successor Borrower") designated by Maker and approved by Payee in its sole discretion to be the obligor under this Note. Maker shall, at Payee's request, assign all of its obligations and rights under this Note to the Successor Borrower. In connection therewith, the Successor Borrower shall execute an assumption agreement in form and substance satisfactory to Payee in its sole discretion pursuant to which it shall assume Maker's obligations under this Note and the security agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Total Defeasance Deposit and the Total Defeasance Collateral or the Partial Defeasance Collateral and the Defeasance Collateral Account, as applicable (each, a "Defeasance Security Agreement"), and Maker and any guarantors shall be released from their obligations with respect to such assumed documents. The sole assets of the Successor Borrower shall be the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable. In connection with such assignment and assumption, Maker shall:

               (1) deliver to Payee an opinion of counsel in form and substance and delivered by counsel satisfactory to Payee in its sole discretion stating, among other things, that such assumption agreement is enforceable against Maker and the Successor Borrower in accordance with its terms, that the Note, the Defeasance Security Agreement and any other documents executed in connection with such Defeasance are enforceable against the Successor Borrower in accordance with their respective terms and that the delivery of the Total Defeasance Deposit and transfer of the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, to Successor Borrower does not constitute a fraudulent conveyance or a preference payment under applicable bankruptcy law;

               (2) pay all actual costs and expenses incurred by Payee or its agents in connection with such assignment and assumption (including, without limitation, any reasonable fees and disbursements of legal counsel); and

               (3) pay up to $1,000 to Successor Borrower as consideration for assuming the obligations under the Note and the Defeasance Security Agreement; provided, notwithstanding anything to the contrary herein or in the Loan Documents, no other assumption fee shall be payable by Maker in connection with such assumption.

          (g) If, prior to the First Open Prepayment Date, and following the occurrence of any Event of Default, Maker shall tender payment of an amount sufficient to satisfy all or any portion of the Debt, or if the balance of the Debt shall otherwise become due and owing, as a result of acceleration upon the occurrence of an Event of Default or otherwise, Maker shall immediately pay, in addition to the Debt and any other amounts due under the terms of this Note and the other Loan Documents, an amount equal to the Yield Maintenance Premium (as defined below; the Yield Maintenance Premium is sometimes alternatively referred to in the Loan Documents as the "Prepayment Consideration"; references in the Loan Documents to Prepayment Consideration shall mean the Yield Maintenance Premium as described and defined herein); provided that if a complete or partial prepayment results from the application to the Debt of the casualty or condemnation proceeds from the property, no Yield Maintenance Premium will be imposed. Partial prepayments of principal resulting from the application of casualty or insurance proceeds to the Debt shall not change the amounts of subsequent monthly installments


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nor change the dates on which such installments are due, unless Payee shall otherwise agree in writing.

          For purposes hereof, "Yield Maintenance Premium" shall be the amount equal to the greater of (A) one percent (1%) of the outstanding principal balance of this Note at the time such payment or proceeds are received, or (B)
(x) the present value as of the date such payment or proceeds are received of the remaining scheduled payments of principal and interest from the date such payment or proceeds are received through the First Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Discount Rate (as hereinafter defined), less (y) the amount of the payment or proceeds received. The term "DISCOUNT RATE" means the rate which, when compounded monthly, is equivalent to the Treasury Rate (as hereinafter defined), when compounded semi-annually ("YIELD MAINTENANCE"). The term "TREASURY RATE" means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading "U.S. Government Securities/Treasury Constant Maturities" for the week ending prior to the date the payment or such proceeds are received, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the First Open Prepayment Date. If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be determined by Payee based on comparable data. The Payee's calculation of the Prepayment Consideration shall be conclusive except in the case of manifest error.

          (h) Maker acknowledges and agrees that the Yield Maintenance Premium is not a penalty or additional interest, but is Payee's cost of liquidating its investments in the event of any prepayment of this Note. Maker hereby covenants and agrees to indemnify Payee and hold it harmless from any costs, fees, expenses (including attorney's fees) resulting from any action, litigation or judicial decision alleging, claiming or holding that the Yield Maintenance Premium is a penalty or additional interest, and from any damages (whether compensatory or punitive) ordered by a court, judge or administrative law judge which may determine that the Yield Maintenance Premium is a penalty or additional interest. If any Yield Maintenance Premium is determined to be additional interest on a payment in the nature of interest, it shall be reduced to the extent necessary to prevent violation of any usury or similar laws.

          (i) In the event of prepayment of this Note (in whole but not in part) on or after the First Open Prepayment Date, Maker shall pay, together with the amount of such prepayment, an amount equal to (i) the interest which would have been accrued on the amount of such prepayment during the remaining days of the Interest Period within which such prepayment is made less the amount of investment income that would be earned from investing the amount of the principal prepayment in Permitted Investments, offered by the servicer of the Loan and selected by Maker, from the date of such prepayment to the next succeeding Payment Date, (ii) all accrued and unpaid interest and (iii) any other sums due under this Note or any other Loan Document.

     6. Security. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith (the "Loan"). This Note is secured by (a) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith

(as the same may be amended, restated, extended, supplemented, or otherwise modified from time to time, the "Mortgage") given by Maker for the use and benefit of Payee covering the "Property" (as defined in the Mortgage) including, without limitation, the fee estate of Maker in certain real property as more particularly described therein (all such "Property" is referred to herein, collectively, as the "Mortgaged Property"), (b) an Assignment of Leases and Rents of even date herewith executed by Maker in favor of Payee (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the "Assignment of Leases"), and (c) the other Loan Documents (as hereinafter defined). The term "Loan Documents" as used in this Note relates collectively to this Note, the Mortgage, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan, provided, however, that such term shall in no event be deemed to include that certain Environmental Liabilities Agreement dated as of the date hereof in favor of Payee.

     7. Maximum Legal Interest. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the Maturity Date, or if any prepayment or Yield Maintenance Premium paid by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full of the Debt so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     8. Late Charges. Notwithstanding any longer period granted under Section 3 hereof in connection with the occurrence of an Event of Default and Payee's acceleration remedies, if any sum payable under this Note is not paid on or before the date on which it is due (other than the payment due on the Maturity
Date), Maker shall pay to Payee upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment and such amount shall be secured by the Mortgage and other Loan Documents.

     9. No Oral Changes. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

     10. Joint and Several Liability. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

     11. Waivers. Except as specifically provided in the Loan Documents, Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and non-payment, notice of intent to accelerate the maturity hereof and notice of such acceleration. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the other Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt, under this Note, the Mortgage or the other Loan Documents.

     12. Limitations on Recourse. Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications and other provisions in clauses (a), (b) and (c) of this Section 12 below, Payee and Maker agree that:
(i) Maker shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of all of the Mortgaged Property and any other items, property or amounts which are collateral or security for the Loan; (ii) if a default occurs in the timely and proper payment of all or any part of the Debt, any judicial proceedings brought by Payee against Maker shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Mortgaged Property; and (iii) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of the Debt, no judgment for any deficiency upon the Debt shall be sought or obtained by Payee against Maker.

          (a) Nothing contained in this Section 12 shall (1) be deemed to be a release or impairment of the Debt or the lien of the Loan Documents upon the Mortgaged Property, or (2) preclude Payee from foreclosing under the Loan Documents in case of any default or from enforcing any of the other rights of Payee, including naming Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage, or obtaining the appointment of a receiver or prohibit Payee from obtaining a personal judgment against Maker on the Debt to the extent (but only to the extent) such judgment may be required in order to enforce the liens, security titles, estates, assignments, rights and security interests securing payment of the Debt, or (3) limit or impair in any way whatsoever the Guaranty (the "Guaranty") of even date executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Guaranty or

(4) release, relieve, reduce, waive or impair in any way whatsoever any obligations of any person other than Maker which is a party to any of the other Loan Documents.

          (b) In the event (i) any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by Maker or any affiliate thereof with respect to Maker (or if any such petition or proceeding was not so filed by Maker, but Maker or Guarantor or their respective agents, affiliates, officers or employees consented to, acquiesced in arranged or otherwise participated or colluded in bringing about the institution of such petition or proceeding) or
(ii) Maker fails to satisfy its obligations pursuant to Sections 1(ii)(b)(3),
(4), (5) and (6) hereof or Section 1(ii)(c) hereof, as applicable, the limitations on recourse set forth in this Section 12, including the provisions of clauses (i), (ii) and (iii) of this Section 12 above, will be null and void and completely inapplicable, and this Note shall be full recourse to Maker.

          (c) Nothing contained herein shall in any manner or way release, affect or impair the right of Payee to recover, and Maker shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys' fees and court costs) incurred or suffered by Payee arising out of or in connection with the following:

               (A) any continuing default beyond any applicable cure periods of the Environmental Liabilities Agreement executed by Maker for the benefit of Payee, dated of even date herewith, including the indemnification provisions contained therein;

               (B) the misapplication by Maker, its agents, affiliates, officers or employees of any funds derived from the Mortgaged Property, including security deposits, insurance proceeds and condemnation awards, in violation of the Loan Documents;

               (C) Maker's failure to apply proceeds of rents or any other payments in respect of the leases and other income from the Mortgaged Property or any other collateral when received to the costs of maintenance and operation of the Mortgaged Property, to capital expenditures for the Mortgaged Property and/or leasing costs, tenant improvements and tenant allowances under leases at the Mortgaged Property and to the payment of taxes, lien claims, insurance premiums, monthly payments of principal and interest or escrow payments or other payments due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied;

               (D) any litigation or other legal proceeding related to the Debt filed by Maker or any guarantor or indemnitor that delays or impairs Payee's ability to preserve, enforce or foreclose its lien on the Mortgaged Property, including, but not limited to, the filing of a voluntary petition concerning Maker under the U.S. Bankruptcy Code, in which action a claim, counterclaim, or defense is asserted against Payee, other than any litigation or other legal proceeding in which a final, non-appealable judgment for money damages or injunctive relief is entered against Payee;

               (E) the seizure or forfeiture of the Mortgaged Property, or any portion thereof, or Payee's interest therein, resulting from criminal wrongdoing by Maker, its agents, affiliates, officers or employees;

               (F) the involuntary bankruptcy of Maker if Maker and any guarantor are not using their best efforts to obtain dismissal of the bankruptcy proceeding;

               (G) waste to the Mortgaged Property caused by the acts or omissions of Maker, its agents, affiliates, officers, employees or contractors; or the removal or disposal of any portion of the Mortgaged Property by Maker its agents, affiliates, officers, employees or contractors after an Event of Default to the extent such Mortgaged Property is not replaced by Maker with like property of equivalent value, function and design;

               (H) failure by Maker to pay any or all such taxes, assessments or premiums in accordance with terms of the Mortgage, (except for taxes and assessment which accrue, and premiums which are payable, after either (1) the date that Payee takes title to the Mortgaged Property by foreclosure, deed-in-lieu of foreclosure or otherwise or (2) Payee obtains the appointment of a receiver or otherwise takes possession directly as a mortgagee in possession (provided, that, Maker has relinquished possession and control of the Mortgaged Property to such receiver or Payee and is not disputing the receivership or possession by the receiver or Payee)), provided, however that Maker's liability hereunder with respect to failure to pay such taxes shall be limited to amounts available from the cash flow of the Mortgaged Property;

               (I) in the event of fraud or material misrepresentation by Maker or any guarantor in connection with the Loan Documents or any other documents delivered by Maker or any guarantor to Payee in connection with the Loan;

               (J) in the event the first full Monthly Installment on this Note is not paid when due;

               (K) in the event there shall occur any material breach or default under the provisions of Section 9 of the Mortgage (entitled "Single Purpose Entity/Separateness");

               (L) Maker fails to obtain Payee's prior written consent to any subordinate financing (except as permitted in Section 9(d) of the Mortgage) or any other encumbrance on the Mortgaged Property, or any transfer of the Mortgaged Property or director or indirect equity interest in Maker in violation of Section 12 of the Mortgage; or

               (M) the breach by Maker of any indemnification of Payee as set forth in Section 19(c) of the Mortgage.

     13. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Mortgage, directed to the parties at their respective addresses as provided therein.

     14. Transfers of Note and Loan. Payee shall have the unrestricted right at any time or from time to time to sell this Note and the Loan or participation interests therein. Maker shall execute, acknowledge and deliver any and all instruments requested by Payee to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. To the extent, if any specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Payee hereunder.

     15. Waiver of Trial By Jury; Waiver of Certain Claims. MAKER AND PAYEE HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN PAYEE AND MAKER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER AND PAYEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MAKER.

     16. Authority. Maker (and the other undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.

     17. Governing Law; Consent to Jurisdiction. This Note shall be governed and construed in accordance with the laws of the state where the Mortgaged Property is located, without regard to conflict of law provisions that would otherwise require the application of the laws of another jurisdiction, and the applicable laws of the United States of America. Maker hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Mortgaged Property is located in connection with any proceeding relating to this Note.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

                                        MAKER:

                                        RAMCO JACKSONVILLE LLC, a Delaware
                                        limited liability company


                                        By: /s/ Richard J. Smith
                                            ------------------------------------
                                        Name: Richard J. Smith
                                        Title: Chief Financial Officer

                                    EXHIBIT A

                                MORTGAGE SCHEDULE

Mortgage and Security Agreement dated June 30, 2005 made by RAMCO Jacksonville LLC, to JPMorgan Chase Bank, NA to secure the principal sum of $58,772,375.00 and recorded on July 1, 2005 as Document Number 2005241139, Official Records Book 12586 Page 500 in the public records of Duval County, Florida.

First Amendment to Mortgage and Security Agreement and First Amendment to Assignment of Leases and Other Loan Documents dated January 31, 2007 made by RAMCO Jacksonville LLC to JPMorgan Chase Bank, N.A. evidencing an increase of $20,000,000.00 to the previous principal amount of $58,772,375.00 and recorded on February 22, 2007 as Document Number 2007063996, Official Records Book 13829 Page 794 in the public records of Duval County, Florida.

Assignment of Mortgage dated the date hereof from JPMorgan Chase Bank, N.A. to JPMorgan Chase Bank, N.A. assigning the mortgage described above, recorded in the public records of Duval County, Florida.